EXHIBIT TO ITEM 77-K

TWEEDY, BROWNE FUND INC.


Changes in Accountants

1.	(i)	On May 4, 2005, the Registrant was notified of the
resignation of Ernst & Young LLP, the independent accountants who had previously been engaged as the principal accountant to audit the Registrant's financial statements.

(ii)	Ernst & Young LLP's report on the financial statements of
Registrant for the two fiscal years ended March 31, 2003 and March 31, 2004 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

(iii)	The decision to change accountants was approved by the Audit
Committee of the Board of Directors and ratified by the full Board of Directors.

(iv) During the Registrant's two most recent fiscal years there were no disagreements with Ernst & Young LLP, on any matter of accounting principles or practices, financial statement disclosure of auditing scope or procedure.

(v) Within the Registrant's two most recent fiscal years there were no events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended.

2. (2) Registrant, by action of its Audit Committee taken on April 29, 2005 and Board of Directors taken on May 11, 2005, engaged PricewaterhouseCoopers LLP as the principle accountant to audit the Registrant's financial statements for the fiscal year ended March 31, 2005. Prior to the engagement of PricewaterhouseCoopers LLP and during the Registrant's two fiscal years ended March 31, 2004 and March 31, 2003, and the interim period commencing April 1, 2004 and ended May 4, 2005, neither the Registrant nor anyone on its behalf consulted PricewaterhouseCoopers LLP regarding either (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Registrant's financial statements or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph
(a)(1)(v) of said Item 304).